Exhibit 99.1

iRhythm Technologies Announces First Quarter 2020 Financial Results

SAN FRANCISCO, May 7, 2020 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ended March 31, 2020.

First Quarter 2020 Highlights
•Revenue of $63.5 million for the three months ended March 31, 2020
◦31% increase compared to first quarter revenue reported in 2019
◦8% sequential growth versus fourth quarter 2019
◦Estimated impact of $2.0 million due to COVID-19

•Gross margin was 74.7%
◦90 basis point year-over-year contraction over reported gross margin

•Enacted numerous measures designed to keep employees and healthcare providers safe, ensure business continuity, reduce operating expense, and preserve cash in response to the ongoing COVID-19 pandemic

“Prior to the onset of the COVID-19 virus and its widespread impact on the healthcare sector, we had an exceptionally strong start to the year. Recognizing the growing threat of the pandemic, our team began to identify and subsequently take the steps necessary to protect our employees and our communities while continuing to deliver our Zio service. We quickly implemented protocols that have allowed us to deliver uninterrupted patient care with our Zio platform, thus ensuring an ongoing opportunity for physicians to continue to diagnose cardiac arrhythmias, as well as provide continuity of care,” said Kevin King, CEO. “The components of our near and mid-term strategy remain sound and we expect these to continue to drive expansion of our business as the recovery takes hold and in a longer-term post-recovery environment.”

First Quarter Financial Results
Revenue for the three months ended March 31, 2020 increased 31% to $63.5 million, from $48.3 million during the same period in 2019. The increase was primarily due to increased salesforce productivity, expansion into new accounts, improved penetration of existing accounts, and the successful launch of Zio AT.

Gross profit for the first quarter of 2020 was $47.5 million, or 74.7% gross margin, compared to $36.6 million, or gross margin of 75.6%, during the same period in 2019.

Operating expenses for the first quarter of 2020 were $56.7 million, compared to $44.8 million for the same period in 2019. The increase in operating expenses was driven by salesforce expansion, organizational support for the company’s network sales strategy, expansion of R&D activities, bad debt expense associated with higher sales volumes and general administrative expenditures.

Net loss for the first quarter of 2020 was $9.1 million, or a loss of $0.34 per share, compared with net loss of $8.3 million, or a loss of $0.34 per share, for the same period in 2019.

Guidance for Full Year 2020
iRhythm withdrew its previously announced annual guidance for 2020 on April 9, 2020. Given the uncertain scope and duration of the COVID-19 pandemic, the company remains unable to accurately estimate the impact of the pandemic on its future operations and financial results.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc. iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically

Exhibit 99.1

actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, the impact of COVID-19 on our business, market opportunity, ability to penetrate the market, operating plans and expectations for economic recovery. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 2, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$56,514	$20,462
Short-term investments	65,256	120,089
Accounts receivable, net	24,211	23,867
Inventory	4,227	4,037
Prepaid expenses and other current assets	4,223	4,337
Total current assets	154,431	172,792
Long-term investments	—	8,030
Property and equipment, net	28,454	26,464
Operating lease right-of-use assets	89,249	90,124
Goodwill	862	862
Other assets	9,944	7,940
Total assets	$282,940	$306,212
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,544	$8,243
Accrued liabilities	23,247	32,714
Deferred revenue	1,115	1,251
Debt, current portion	4,861	1,944
Operating lease liabilities, current portion	8,078	7,914
Total current liabilities	42,845	52,066
Debt, noncurrent portion	30,076	32,989
Operating lease liabilities, noncurrent portion	85,042	85,748
Total liabilities	157,963	170,803
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—
Common stock	25	25
Additional paid-in capital	394,507	395,695
Accumulated other comprehensive income (loss)	364	82
Accumulated deficit	(269,919)	(260,393)
Total stockholders’ equity	124,977	135,409
Total liabilities and stockholders’ equity	$282,940	$306,212

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenue, net	$63,535	$48,334
Cost of revenue	16,063	11,773
Gross profit	47,472	36,561
Operating expenses:
Research and development	8,415	6,699
Selling, general and administrative	48,230	38,066
Total operating expenses	56,645	44,765
Loss from operations	(9,173)	(8,204)
Interest expense	(380)	(409)
Other income, net	505	375
Loss before income taxes	(9,048)	(8,238)
Income tax provision	17	12
Net loss	$(9,065)	$(8,250)
Net loss per common share, basic and diluted	$(0.34)	$(0.34)
Weighted-average shares, basic and diluted	26,839,870	$24,474,308